THE PRUDENTIAL INSTITUTIONAL FUND

                      Transfer Agency and Service Agreement

                                     between

                     Prudential Mutual Fund Management, Inc.

                                       and

                      Prudential Mutual Fund Services, Inc.
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                                TABLE OF CONTENTS

Article 1   Terms of Appointment; Duties of PMFS ..........................   4

Article 2   Reimbursement of Expenses .....................................   7

Article 3   Duty of Care ..................................................   8

Article 4   Documents and Covenants
            of the Administrator and PMFS .................................  10

Article 5   Termination of Agreement ......................................  12

Article 6   Assignment ....................................................  12

Article 7   Affiliations ..................................................  13

Article 8   Amendment .....................................................  14

Article 9   Applicable Law ................................................  14

Article 10  Miscellaneous .................................................  14

Article 11  Merger of Agreement ...........................................  16


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                      TRANSFER AGENCY AND SERVICE AGREEMENT

     AGREEMENT made as of the 30th day of October, 1992 by and between PRUDENTIAL MUTUAL FUND MANAGEMENT, INC., a Delaware corporation, having its principal office and place of business at One Seaport Plaza, New York, New York 10292 (the Administrator or PMF), and PRUDENTIAL MUTUAL FUND SERVICES, INC., a New Jersey corporation, having its principal office and place of business at Raritan Plaza One, Edison, New Jersey 08837 (the Agent or PMFS).

                               W I T N E S S E T H

     WHEREAS, the Administrator has entered into an Administration, Transfer Agency and Service Agreement, dated October 30, 1992 (the Administration Agreement), with The Prudential Institutional Fund (the Trust), a Delaware business trust and a diversified, open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PMF will provide certain administrative services and act as transfer agent, dividend disbursing agent and shareholder servicing agent of the Trust;

     WHEREAS, the shares of beneficial interest of the Trust are divided into separate series or portfolios (each a Fund), each of which is established pursuant to a resolution of the Trustees of the Trust, and the Trustees may from time to time terminate such


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Funds or establish and terminate additional Funds;

     WHEREAS, the shares of beneficial interest of the Trust are being offered exclusively to qualified retirement programs through their plan sponsors or administrators and to other institutional investors;

     WHEREAS, the Administrator desires to retain PMFS to act as transfer agent, dividend disbursing agent and shareholder servicing agent for the Trust and PMFS is willing to act as transfer agent, dividend disbursing agent and shareholder servicing agent on the terms and conditions hereinafter set forth;

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article 1 Terms of Appointment; Duties of PMFS

     1.01 Subject to the terms and conditions set forth in this Agreement, the Administrator hereby employs and appoints PMFS to act as, and PMFS agrees to act as, the transfer agent for the authorized and issued shares of beneficial interest of each Fund of the Trust, $.00l par value (Shares), and as dividend disbursing agent and shareholder servicing agent of the Trust or any Fund thereof in accordance with the prospectus and statement of additional information (prospectus) of the Trust, as amended from time to time. Shareholders of the Trust will include only qualified retirement programs and other institutional investors (Programs) and Shares will be held in omnibus accounts at the


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Transfer Agent in the name of the shareholder of record (Shareholder). It is understood that the Transfer Agent is authorized to communicate with and receive instructions from Program sponsors and administrators and that the Transfer Agent will not recognize or communicate with individual employees participating in a Program.

     1.02 PMFS agrees that it will perform the following services:

     (a) In accordance with procedures established from time to time by agreement among the Administrator, PMFS and the Trust, PMFS shall:

     (i) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Trust authorized pursuant to the Trust's Declaration of Trust (the Custodian);

     (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

     (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

     (iv) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

     (v) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;


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     (vi) Prepare and transmit payments for dividends and distributions declared by the Trust;

     (vii) Maintain records of account for and advise the Trust and its Shareholders as to the foregoing; and

     (viii) Record the issuance of Shares of the Trust and maintain pursuant to Rule l7Ad-l0(e) under the Securities Exchange Act of 1934 (1934 Act) a record of the total number of Shares of the Trust which are authorized, issued and outstanding. When recording the issuance of Shares, PMFS shall have no obligation to take cognizance of any Blue Sky laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

     (b) In addition to and not in lieu of the services set forth in the above paragraph (a), PMFS shall perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, shareholder servicing agent, including but not limited to, maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating proxies, mailing Shareholder reports and prospectuses to current Shareholders, preparing and filing appropriate forms required with respect to dividends and distributions by federal tax authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders and providing Shareholder account information.


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     (c) PMFS may also provide such additional services and functions not specifically described herein as may be mutually agreed between PMFS and the Administrator and set forth in Schedule B hereto. Procedures applicable to certain of these services may be established from time to time by agreement between the Administrator and PMFS.

Article 2 Reimbursement of Expenses

     2.01 The Administrator agrees to reimburse PMFS for out-of-pocket expenses incurred by PMFS for the items set out in Schedule A attached hereto. In addition, any other expenses incurred by PMFS at the request or with the consent of the Trust will be reimbursed by the Administrator.

Article 3 Duty of Care

     3.01 PMFS shall not be liable for any error of judgment or for any loss suffered by the Administrator or the Trust in connection with the matters to which this agreement relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the Agent's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

     3.02 PMFS shall not be responsible for any losses arising out of or attributable to:

     (a) the reliance on or use by PMFS or its agents or subcontractors of information, records and documents which (i) are


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received by PMFS or its agents or subcontractors and furnished to it by or on behalf of the Trust, and (ii) have been prepared and/or maintained by the Trust any other person or firm on behalf of the Trust.

     (b) The reliance on, or the carrying out by PMFS or its agents or subcontractors of, any instructions or requests of the Trust.

     (c) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities or Blue Sky laws of any State or other jurisdiction that such Shares be registered in such State or other jurisdiction or in violation of any stop order or other determination or ruling by any federal agency or any State or other jurisdiction with respect to the offer or sale of such Shares in such State or other jurisdiction.

     3.03 At any time PMFS may apply to any officer of the Trust for instructions, and may consult with legal counsel, with respect to any matter arising in connection with the services to be performed by PMFS under this Agreement, and PMFS and its agents or subcontractors shall not be liable for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. PMFS, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Trust, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents


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provided to PMFS or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

     3.04 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

     3.05 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any act or failure to act hereunder.

Article 4 Documents and Covenants of the Administrator and PMFS

     4.01 The Administrator shall promptly furnish to PMFS the following:

     (a) The current registration statements and any amendments and supplements thereto filed with the SEC pursuant to the requirements of the 1933 Act and the 1940 Act;

     (b) All account application forms or other documents relating to Shareholder accounts; and

     (d) Such other certificates, documents or opinions as the Agent deems to be appropriate or necessary for the proper performance of its duties.


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     4.02 PMFS hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of check forms and facsimile signature imprinting devices, if any, and for the preparation or use, and for keeping account of, such forms and devices.

     4.03 PMFS shall prepare and keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the 1940 Act, and the Rules and Regulations thereunder, PMFS agrees that all such records prepared or maintained by PMFS relating to the services to be performed by PMFS hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section 31 of the 1940 Act, and the Rules and Regulations thereunder, and will be surrendered promptly to the Trust on and in accordance with its request.

     4.04 PMFS and the Administrator agree that all books, records, information and data pertaining to the business of the Trust which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential and shall not be voluntarily disclosed to any other person except as may be required by law or with the prior consent of the parties.

     4.05 In case of any requests or demands for the inspection of the Shareholder records of the Trust, PMFS will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. PMFS reserves the right, however, to exhibit the Shareholder records to any person


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whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Article 5 Termination of Agreement

     5.01 This Agreement may be terminated by either party upon sixty (60) days written notice to the other.

     5.02 Should the right to terminate be exercised by the Administrator or should the Administration Agreement be terminated by the Trust, all out-of-pocket expenses associated with the movement of records and other materials will be borne by the Trust. Additionally, PMFS reserves the right to charge for any other reasonable fees and expenses associated with such termination.

Article 6 Assignment

     6.01 Except as provided in Section 6.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     6.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     6.03 PMFS may, in its sole discretion and without further consent by the Trust, subcontract, in whole or in part, for the performance of its obligations and duties hereunder with any person or entity including but not limited to: (i) Prudential Securities Incorporated (Prudential Securities), a registered broker-dealer, (ii) The Prudential Insurance Company of America (Prudential),
(iii) any Prudential Securities or Prudential


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subsidiary or affiliate duly registered as a broker-dealer and/or a transfer agent pursuant to the 1934 Act or (iv) any other Prudential Securities or Prudential affiliate or subsidiary; provided, however, that PMFS shall be as fully responsible to the Administrator and the Trust for the acts and omissions of any agent or subcontractor as it is for its own acts and omissions.

Article 7 Affiliations

     7.01 PMFS may now or hereafter, without the consent of or notice to the Trust, function as Transfer Agent and/or Shareholder Servicing Agent for any other investment company registered with the SEC under the 1940 Act, including without limitation any investment company whose adviser, administrator, sponsor or principal underwriter is or may become affiliated with Prudential Securities and/or Prudential or any of its or their direct or indirect subsidiaries or affiliates.

     7.02 It is understood and agreed that the Trustees, officers, employees, agents and Shareholders of the Trust, and the directors, officers, employees, agents and shareholders of the Trust's investment adviser and/or distributor, are or may be interested in the Agent as directors, officers, employees, agents, shareholders or otherwise, and that the directors, officers, employees, agents or shareholders of the Agent may be interested in the Trust as Trustees, officers, employees, agents, Shareholders or otherwise, or in the investment adviser and/or distributor as officers, directors, employees, agents, shareholders or otherwise.


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Article 8 Amendment

     8.01 This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Trust.

Article 9 Applicab1e Law

     9.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New Jersey.

Article 10 Miscellaneous

     10.01 In the event that any check or other order for payment of money on the account of any Shareholder or new investor is returned unpaid for any reason, PMFS will (a) give prompt notification to the Trust's distributor (Distributor) of such non-payment; and (b) take such other action, including imposition of a reasonable processing or handling fee, as PMFS may, in its sole discretion, deem appropriate or as the Trust and the Distributor may instruct PMFS.

     10.02 Any notice or other instrument authorized or required by this Agreement to be given in writing to the Administrator, the Trust, or PMFS shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.


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To PMFS:

Prudential Mutual Fund Services, Inc.
Raritan Plaza One
Edison, NJ 08837
Attention: President

To the Administrator:

Prudential Mutual Fund Management, Inc.
One Seaport Plaza
New York, NY 10292
Attention: President

With Copies to:

The Manager:

Prudential Institutional Fund Management, Inc.
W.W. Scranton Office Park
30 E.D. Preate Drive
Moosic, PA  18507-1796
Attention: President

The Trust:

Prudential Institutional Fund
Prudential Plaza
Newark, NJ  07102
Attention: President

Article 11 Merger of Agreement

     11.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.


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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed of the day and year first above written.


                             PRUDENTIAL MUTUAL FUND MANAGEMENT, INC.


                             BY: /s/ Robert F. Gunia
                             ------------------------------------------
                                 Robert F. Gunia
                                 Executive Vice President

                            PRUDENTIAL MUTUAL FUND SERVICES, INC.


                             BY: /s/ Fred Fiandaca
                             ------------------------------------------
                                 Fred Fiandaca
                                 Chairman and Chief Executive Officer

Agreed to and Acknowledged By:

THE PRUDENTIAL INSTITUTIONAL FUND


By: /s/ Mark R. Fetting
------------------------------------


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                                   SCHEDULE A


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                                   SCHEDULE B


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